Exhibit 10.3

July 18, 2025

Eric Haynor

Re:	Amendment of Special Recognition Bonus

Dear Eric:

Purple Innovation, Inc. (“Company”) is pleased to offer you the opportunity, by signing the acceptance below and returning it to me no later than July 24, 2025, to amend in the manner described below sixty-five percent (65%) or $283,664 of your unpaid Special Recognition Bonus of $436,406 set forth in that certain Special Recognition Bonus letter agreement by and between you and the Company dated January 31, 2024, as amended by that Special Recognition Bonus letter from the Company to you dated March 12, 2025. The remaining thirty-five percent (35%) or $152,742 of your unpaid Special Recognition Bonus is not subject to this amendment opportunity and will be paid to you in accordance with the existing terms and conditions.

1.	The amended portion of your Special Recognition Bonus will be increased by fifteen percent (15%) or $42,550 so that the remaining aggregate amended payment eligible to be earned by you is $326,214, less tax and other required withholdings (the “Enhanced Amount”).

2.	In exchange for the fifteen (15%) increase as provided above, the Enhanced Amount (which includes the sixty-five percent (65%) of your unpaid Special Recognition Bonus that is being amended by this letter agreement) will be earned by you if you remain continuously employed by the Company through the earlier of January 1, 2026 or a “change in control” (as defined below) (“Enhanced Amount Vesting Date”).

The Enhanced Amount will be paid to you in the Company’s normal payroll run following the Enhanced Amount Vesting Date. If before the Enhanced Amount Vesting Date the Company terminates your employment without “cause” and not due to your “disability” (as such terms are defined below) and you execute and do not revoke a general release of claims in the form provided by the Company no later than 60 days following your last day of employment (or such earlier time as set forth in the general release), the Company will pay you the entire amount of your unpaid Enhanced Amount in the Company’s first normal payroll run following the date the general release is executed by you and irrevocable pursuant to its terms. If your employment with the Company ends for any other reason, including your death, termination by the Company for “cause” or due to your “disability” (as such terms are defined below), or termination by you for any reason, or you or the Company provide notice of your termination of employment (but excluding the Company providing notice to you of your termination of employment without “cause” and not due to your “disability” (as such terms are defined below)), prior to the Enhanced Amount Vesting Date, you will not be eligible for the Enhanced Amount (which includes the sixty-five percent (65%) of your unpaid Special Recognition Bonus that was amended by this letter agreement).

For purposes of this letter, the term “cause” means your (i) failure to perform reasonable duties assigned to you by your supervisor, or violation of any lawful rule, policy or handbook established by the Company and such failure or violation continues uncured for a period of thirty (30) days after written notice from the Company to you specifying the failure or violation; (ii) conviction or plea of guilty/nolo contendere to a felony, or perpetration of a serious dishonest act against the Company or any affiliates; (iii) willful misconduct, including (a) conduct which does or which could reasonably be expected to bring the Company or its affiliates into public disgrace or embarrassment; (b) misappropriation of funds, (c) personal profit or attempted personal profit in connection with a Company transaction, (d) misrepresentation of the financial results, financial condition or other material business results of the Company, or (e) violation of law or regulations on Company premises; (iv) an act of moral turpitude, fraud, dishonesty, theft, or unethical business conduct, any of which is or could reasonably be expected to be materially injurious to the Company’s reputation; (v) aiding a competitor which adversely affects Company; (vi) misappropriation of a Company opportunity for personal benefit; (vii) material compromise of Company trade secrets or other confidential and proprietary information of the Company or its affiliates; or (viii) alcoholism or drug abuse.

For purposes of this letter, the term “disability” means you qualify for disability benefits under the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then you are unable to perform the essential functions of your Company position, after reasonable accommodation by the Company, for a period of at least 120 consecutive days or 180 days in the aggregate during any period of 365 calendar days.

For purposes of this letter, the term “change in control” means (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; or (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “change in control” if (x) its sole purpose is to change the state of the Company’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. For purposes of this “change in control” definition, “persons acting as a group” shall mean owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time.

Yours sincerely,

/s/ Robert T. DeMartini
Rob DeMartini, CEO

Agreed and Accepted:

/s/ Eric Haynor	July 24, 2025
Eric Haynor	DATE